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Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122758 on Form S-4 of our reports dated March 31, 2005, relating to the consolidated financial statements and financial statement schedule of McDATA Corporation and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of McDATA Corporation for the year ended January 31, 2005, and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 15, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM